Exhibit 2.2

AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), is made and entered into and effective as of November 22, 2013, by and between ETHANOL HOLDING COMPANY, LLC, a Delaware limited liability company as Seller (the “Seller”), and GREEN PLAINS RENEWABLE ENERGY, INC., an Iowa corporation, GREEN PLAINS WOOD RIVER LLC, a Delaware limited liability company and GREEN PLAINS FAIRMONT LLC, a Delaware limited liability company, as Buyers (the “Buyers”) and amends the Asset Purchase Agreement effective November 1, 2013 by and between the Seller and the Buyer (the “Asset Purchase Agreement”) as set forth in this Amendment.

W I T N E S S E T H :

WHEREAS, the Seller and the Buyers have entered into the Asset Purchase Agreement; and

WHEREAS, the Seller and the Buyers desire to amend the Asset Purchase Agreement to clarify certain provisions contained in the Asset Purchase Agreement as set forth in this Amendment; and

WHEREAS, the Seller and the Buyers agree that all terms not specifically defined in this Amendment shall have the meaning ascribed to such terms by the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. The definition of the term “Buffalo Lake Deed in Lieu Assets” contained in Section 1.01 of the Asset Purchase Agreement is hereby deleted in its entirety and is replaced with the following:

“Buffalo Lake Deed in Lieu Assets” means, collectively, the Buffalo Lake Real Property, the Buffalo Lake Leases, the Buffalo Lake Records and Plans, the Buffalo Lake Improvements, the Buffalo Lake Facility Documents and the Buffalo Lake Personal Property (as such terms are defined in the Deed in Lieu Agreement, excluding all Spare Parts), in each case, to the acquired by the Seller from Buffalo Lake in connection with the Deed in Lieu Closing pursuant to the Deed in Lieu Documents; provided, however, that the Buffalo Lake Deed in Lieu Assets shall not include any contracts or agreements between (a) Buffalo Lake and (b) Pioneer Trail or any other Affiliate of a Borrower.

2. The definition of the term “Inventory” contained in Section 1.01 of the Asset Purchase Agreement is hereby deleted in its entirety and is replaced with the following:

“Inventory and Raw Materials” has the meaning set forth in Section 4.05.

3. The definition of the term “Inventory and Materials Amount” contained in Section 1.01 of the Asset Purchase Agreement is hereby deleted in its entirety and is replaced with the following:

“Inventory and Raw Materials Amount” has the meaning set forth in Section 2.03.

4. The definition of the term “Pioneer Trail Deed in Lieu Assets” contained in Section 1.01 of the Asset Purchase Agreement is hereby deleted in its entirety and is replaced with the following:

“Pioneer Trail Deed in Lieu Assets” means, collectively, the Pioneer Trail Real Property, the Pioneer Trail Leases, the Pioneer Trail Records and Plans, the Pioneer Trail Improvements, the Pioneer Trail Facility Documents and the Pioneer Trail Personal Property (as such terms are defined in the Deed in Lieu Agreement excluding all Spare Parts), in each case, to the extent acquired by the Seller from Pioneer Trail in connection with the Deed in Lieu Closing pursuant to the Deed in Lieu Documents; provided, however, that the Pioneer Trail Deed in Lieu Assets shall not include any contracts or agreements between (a) Pioneer Trail and (b) Buffalo Lake or any other Affiliate of a Borrower.

5. The following definition is added to the definitions contained in Section 1.01 of the Asset Purchase Agreement:

“Spare Parts” means all of the spare parts included in the Buffalo Lakes Personal Property and the Pioneer Trail Personal Property (as such terms are defined in the Deed in Lieu Agreement), in each case, to the extent acquired by the Seller from Buffalo Lakes and Pioneer Trail respectively, in connection with the Deed in Lieu Closing pursuant to the Deed in Lieu Documents.

6. The following definition is added to the definitions contained in Section 1.01 of the Asset Purchase Agreement:

“Spare Parts Amount” has the meaning set forth in Section 2.03

7. Section 2.02(a) of the Asset Purchase Agreement is hereby deleted in its entirety and is replaced with the following:

(a)Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to the respective Buyer designated on the attached Exhibit 2.02(a), and Buyers shall purchase from the Seller, (i) all of Seller’s right, title and interest in and to all of the Deed in Lieu Assets other than the Excluded Assets (all of such assets being collectively referred to as “Purchased Assets”), (ii) all Accounts Receivable, (iii) all Inventory and Materials, and (iv) all Spare Parts. The parties agree that Buyers shall have until the date of Closing to provide the information required in Exhibit 2.02(a) to the Seller. Green Plains Renewable Energy, Inc. shall not be designated as the “Buyer” on Exhibit 2.02(a) with respect to, and shall not acquire, any of the Purchased Assets, the Accounts Receivable, the Inventory and Raw Material or the Spare Parts.

8. Section 2.03 of the Asset Purchase Agreement is hereby deleted in its entirety and is replaced with the following:

Section 2.03. Purchase Price and Closing Transactions. Subject to the terms and conditions set forth in this Agreement, on the Closing Date the Buyers shall purchase and assume from the Seller, and the Seller shall sell and assign to the Buyers, all of the Purchased Assets, the Accounts Receivable, the Inventory and Materials, the Spare Parts and the Assumed Liabilities.

(a) The purchase price for the Purchased Assets and Assumed Liabilities shall be an amount equal to One Hundred One Million Dollars ($101,000,000) (the “Base Amount”);

(b) The purchase price for the Inventory and Materials shall be the amount representing the value of the Inventory and Materials, as of the Closing Date, determined in accordance with the valuation methodology set forth on Schedule 2.03 hereto (the “Inventory and Materials Amount”);

(c) The purchase price for the Accounts Receivable shall be (i) due to the Buyers in the amount, if any, by which the Accounts Payable Amount exceeds the Accounts Receivable Amount (the “Shortfall Amount”), or (ii) due to the Seller in the amount, if any, by which the Accounts Receivable Amount exceeds the Accounts Payable Amount (the “Excess Amount”).

(d) The purchase price for the Spare Parts shall be an amount equal to Seven Million Dollars ($7,000,000) (the “Spare Parts Amount”).

The Base Amount, plus the Inventory and Materials Amount, less any Shortfall Amount, or plus any Excess Amount, plus the Spare Parts Amount shall be referred to herein as the “Purchase Price.” Notwithstanding anything to the contrary in this Agreement, any and all cash received by the Administrative Agent, Collateral Agent, the Lenders or the Seller pursuant to the Deed in Lieu Agreement or any of the Financing Documents (including all cash held in any deposit accounts of the Borrowers as of the Closing Date, and all cash held as a security deposit or cash collateral under any leases or other contracts or any performance or surety bonds) shall not constitute part of the Purchased Assets, shall be retained by Administrative Agent and shall not be transferred or conveyed in connection with the Closing or applied as a credit or offset against the Purchase Price.

9. Section 2.04 of the Asset Purchase Agreement is hereby deleted in its entirety and is replaced with the following:

Section 2.04. Payment of Purchase Price.

(a) Upon the satisfaction or waiver by the respective Party of the conditions contained in Articles VIII and IX, pursuant to the terms of the Escrow Agreement, (i) the Deposit Escrow, less the sum of One Million Five Hundred Thousand Dollars ($1,500,000) shall be delivered by the Escrow Agent to the Seller (ii) the remaining One Million Five Hundred Thousand Dollars ($1,500,000) from the Escrow Deposit shall be deposited by the Escrow Agent into the Indemnification Escrow (as defined in the Escrow Agreement) established pursuant to the terms of the Escrow Agreement, and held and distributed by the Escrow Agent pursuant to the terms of the Escrow Agreement, (iii) the Base Amount less the amount of the Escrow Deposit, together with the Spare Parts Amount shall be delivered by the Buyers to the Seller at Closing, via wire transfer in immediately available funds (the “Closing Payment”).

(b) The Inventory and Materials Amount shall be paid in accordance with Section 2.05.

(c) The Shortfall Amount or the Excess Amount, as applicable, shall be paid in accordance with Section 2.06.

10. Section 4.05 of the Asset Purchase Agreement is hereby deleted in its entirety and is replaced with the following:

Section 4.05. Working Capital, Accounts Receivable, Accounts Payable and Inventory. At the Closing, the Buyers shall acquire and assume from the Seller pursuant hereto and the Bill of Sale the Accounts Receivable, accounts payable (the “Accounts Payable”) and inventory and raw materials (the “Inventory and Raw Materials”) of the Borrowers acquired and assumed by the Seller pursuant to the Deed in Lieu Documents in connection with the Deed in Lieu Closing, in each case, (a) in the amounts and condition received by the Seller pursuant to the Deed in Lieu Agreement, and (b) excluding the Accounts Receivable and Accounts Payable described on Schedule 4.05, which will not be conveyed or assigned to the Buyers in connection with the Closing.

11. Section 12.02(b) of the Asset Purchase Agreement is hereby deleted in its entirety and is replaced with the following:

(b) In the event of the termination of this Agreement by the Buyers as provided in Section 12.01(b), within five (5) business days of the date of such termination, (i) the Escrow Agent shall, pay to the Buyers the Escrow Deposit and (ii) the Seller shall pay to the Buyers a payment of Five Million Five Hundred Thousand Dollars ($5,500,000).

12. All other provisions of the Asset Purchase Agreement not specifically amended by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Purchase Agreement to be executed as of the date first above written.

SELLER:

ETHANOL HOLDING COMPANY, LLC, a Delaware limited liability company

By:	/s/ Andrew Wong
Name:	Andrew Wong
Title:	President

BUYERS:

GREEN PLAINS RENEWABLE ENERGY, INC. an Iowa Corporation

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	President and CEO

GREEN PLAINS WOOD RIVER LLC a Delaware limited liability company

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	President and CEO

GREEN PLAINS FAIRMONT LLC a Delaware limited liability company

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	President and CEO

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